Exhibit 99.1

Purple Innovation Reports Record Second Quarter 2020 Results

Second Quarter Net Revenue Increased 60.3% to $165.1 Million

Second Quarter Operating Income Improved to $32.0 Million

Cash and Cash Equivalents at June 30, 2020 Increased to $95.4 Million

Lehi, Utah, August 13, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the second quarter ended June 30, 2020.

Second Quarter Financial Summary (Comparisons versus Second Quarter 2019)1

•	Net revenue increased 60.3% to $165.1 million, compared to $103.0 million.
o	Direct-to-Consumer (DTC) revenue increased 127.9%; Wholesale revenue decreased 49.3%
•	Gross margin improved to 49.4% compared to 41.5%.
•	Operating expenses as a percent of net revenue were 30.1% compared to 43.8%.
•	Operating income was $32.0 million compared to operating loss of $(2.4) million.
•	Net loss was $(5.8) million compared to a net loss of $(7.3) million. Adjusted net income was $30.6 million compared to $2.6 million.
•	EBITDA was $(37.8) million compared to $(5.2) million. Adjusted EBITDA was $35.2 million compared to $6.2 million.

“It was a record breaking quarter from both a revenue and operating income standpoint as our organization successfully capitalized on the strengths of our business model and the changes in consumer buying behavior brought on by COVID-19,” said Joe Megibow, Chief Executive Officer. “Following a brief scale back in our operations early in the pandemic, we quickly ramped production and fulfillment capabilities and pivoted back to our digital roots, shifting our efforts into a mostly direct-to-consumer business to capture the growing online demand. In addition to driving an increase in online purchasing, shelter-at-home directives also fueled higher demand for many categories tied to the home. This was certainly true for Purple as our direct-to-consumer mattress business grew triple digits as did several of our other categories led by seat cushions, pillows and sheets. Our exceptional digital performance more than offset the decline in wholesale revenue, which was down due to significant store closures and reduced traffic, particularly during the first half of the quarter.”

Megibow continued, “Looking ahead, we remain optimistic. The positive momentum in our business has carried over into the third quarter and our strong cash position is allowing us to further invest in our key growth initiatives. This includes a new 520,000 square foot facility in Georgia opening later this year that will significantly expand our domestic manufacturing capacity over time. In terms of channel performance, we have seen a resurgence in wholesale sales as partner doors continue to reopen and resume more normalized store operations. We are encouraged with the improvement in this channel, as brick and mortar retail – both third party and Company-owned – is an important part of our omni-channel strategy. While we still have much work to be done, we are pleased with how our team is navigating through these unprecedented times and are confident that the long-term growth prospects for our Company are stronger than ever.”

1 Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Second Quarter 2020 Review

Second quarter 2020 net revenue increased 60.3% to $165.1 million, compared to $103.0 million in the second quarter of 2019. The increase in net revenue was driven by strong growth in mattress sales in the DTC channel along with higher demand for pillows, sheets and seat cushions, partially offset by lower wholesale revenue due to the disruption in partner store operations including temporary closures in response to COVID-19. Net revenue, compared to order totals announced during the quarter, include the impact of customer returns and cancellations as well as timing of deliveries that drive revenue recognition. With order totals exceeding capacity for a portion of the quarter, some orders placed in the quarter will not be fulfilled and recognized as revenue until the third quarter.

Gross margin for the second quarter 2020 improved to 49.4% compared to 41.5% in the year ago period. The 790 basis point increase in gross margin year-over-year was primarily attributable to the higher proportion of DTC channel revenue, which carries higher gross margins than the wholesale channel as well as other cash preservation efforts early in the quarter. In addition, given constraints imposed by COVID-19, we have temporarily suspended white glove delivery to the home, passing along the cost savings to our consumer and thereby maintaining gross margin dollars, while showing an increase in gross margin percentage. DTC revenues comprised approximately 88% of net revenue for the quarter, compared with approximately 62% in the same quarter last year, and 66% in the first quarter of 2020. With partner doors continuing to reopen and resuming more normalized store operations, the Company expects wholesale revenue to increase as a percentage of overall revenue during the second half of 2020 compared with the second quarter.

Operating expenses were $49.7 million in the second quarter 2020 compared to $45.1 million in the prior year period. As a percent of net revenue, operating expenses were 30.1% compared with 43.8% in the year ago period. The increase in operating expenses was primarily attributable to a modest increase in marketing spend aimed at driving demand and increased brand awareness as well as the addition of company-owned retail showrooms in the fourth quarter 2019. For the second quarter 2020, marketing and sales expense as a percent of net revenue decreased to 23.9% compared with 34.9% last year due to creative efforts to improve efficiency in marketing spend as well as several non-recurring factors including lower market rates near the onset of COVID-19 and intentional reductions in ad spend early in the quarter in an effort to preserve cash. The Company expects marketing and sales expense as a percent of net revenue to return to historical levels during the second half of 2020 driven in part by higher market rates due to increased advertising ahead of the November elections.

Operating income increased to $32.0 million for the second quarter 2020 compared to an operating loss of $(2.4) million in the prior year period.

Net loss was $(5.8) million for the second quarter 2020 compared to a net loss of $(7.3) million in the year ago period. Adjusted net income, which excludes adjustments for non-cash expenses associated with the change in fair value of warrant liabilities, the Tax Receivable Agreement, non-recurring stock-based compensation, and release of deferred tax asset reserves, was $30.6 million, compared to $3.1 million in the prior year period. The second quarter 2020 included a $39.0 million non-cash expense associated with the change in fair value of warrant liabilities, a $32.8 million non-cash expense associated with our Tax Receivable Agreement and a $35.4 million income tax benefit. The income tax benefit was primarily related to the release of a reserve for deferred tax assets created when Paired Class B shareholders exchanged their shares for Class A shares creating an amortizable tax basis difference. The second quarter 2019 included a $3.7 million non-cash expense associated with the change in fair value of warrant liabilities and a $6.2 million non-cash compensation expense related to InnoHold’s distribution of Paired Class B securities to then current Purple employees.

EBITDA for the second quarter 2020 was $(37.8) million compared to $(5.2) million in the second quarter 2019. Adjusted EBITDA, which excludes the adjustment for non-cash expense associated with the change in fair value of warrant liabilities, non-cash expense associated with the loss on extinguishment of debt, Tax Receivable Agreement expense, non-cash stock based compensation, legal fees, interim CFO & consulting costs, severance and COVID-19 related expenses, was $35.2 million, compared to Adjusted EBITDA of $6.2 million in the prior year period.

Balance Sheet

As of June 30, 2020, the Company had cash and cash equivalents of $95.4 million compared to $33.5 million as of December 31, 2019, an increase of 184.8%. Compared with March 31, 2020, cash and cash equivalents at June 30, 2020 increased 261.7%. The Company expects to invest a portion of these resources into capital expansion and company-owned store expansion and may be impacted by a channel shift back to wholesale.

Inventories as of June 30, 2020 totaled $39.8 million compared with $47.6 million as of December 31, 2019 and compared with $42.1 million as of March 31, 2020.

Outlook

For the year ending December 31, 2020, the Company previously withdrew guidance as a result of uncertainty due to the COVID-19 pandemic. Due to the continued uncertainty in the overall economy, the Company is not providing an update at this time.

Webcast and Conference Call Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, August 13, 2020 at 4:30 p.m. Eastern Time. To access the call dial (877)425-9470 (domestic) or (201) 389-0878 (international) at 4:25 p.m. ET and provide the Conference ID: 13708191. The call is also being webcast and can be accessed on the investor relations section of the Company's website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors' products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements previewing our third quarter and second half revenue, gross margin, channel mix, and marketing expenses. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020 and our Form 10-Q filed with the Securities and Exchange Commission on May 11, 2020 and August 13, 2020. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, and Adjusted EBITDA are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Media Contact:

Alecia Pulman, ICR
purplePR@icrinc.com

646-277-1200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	June 30,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$95,402	$33,478
Accounts receivable, net	19,029	28,692
Inventories, net	39,821	47,628
Prepaid inventory	2,175	879
Other current assets	5,195	3,442
Total current assets	161,622	114,119
Property and equipment, net	38,285	31,979
Intangible assets, net	2,320	1,101
Deferred income taxes	100,643	—
Other long-term assets	525	525
Total assets	$303,395	$147,724

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$51,424	$50,240
Accrued sales returns	11,949	7,271
Accrued compensation	10,328	7,954
Customer prepayments	8,338	6,258
Accrued sales tax	6,741	5,602
Income tax payable	8,498	274
Accrued rebates and allowances	4,420	5,311
Other current liabilities	9,520	3,955
Total current liabilities	111,218	86,865
Long-term debt, related-party	38,190	35,399
Warrant liabilities	46,958	21,622
Tax receivable agreement liability, net of current portion	78,076	—
Other long-term liabilities, net of current portion	11,484	8,570
Total liabilities	285,926	152,456
Commitments and contingencies (Note 11)
Stockholders’ equity (deficit):
Class A common stock; $0.0001 par value, 210,000 shares authorized; 36,468 issued and outstanding at June 30, 2020 and 22,494 issued and outstanding at December 31, 2019	4	2
Class B common stock; $0.0001 par value, 90,000 shares authorized; 17,510 issued and outstanding at June 30, 2020 and 31,394 issued and outstanding at December 31, 2019	2	3
Additional paid-in capital	20,584	5,990
Accumulated earnings (deficit)	(1,495)	(8,349)
Total stockholders’ equity (deficit)	19,095	(2,354)
Noncontrolling interest	(1,626)	(2,378)
Total equity (deficit)	17,469	(4,732)
Total liabilities and stockholders’ equity (deficit)	$303,395	$147,724

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues, net	$165,096	$103,004	$287,471	$186,652
Cost of revenues	83,465	60,221	152,658	109,800
Gross profit	81,631	42,783	134,813	76,852
Operating expenses:
Marketing and sales	39,423	35,967	76,107	59,984
General and administrative	8,677	7,933	16,225	12,498
Research and development	1,580	1,244	3,025	1,934
Total operating expenses	49,680	45,144	95,357	74,416
Operating income (loss)	31,951	(2,361)	39,456	2,436
Other income (expense):
Interest expense	(1,424)	(1,301)	(2,813)	(2,445)
Other income, net	16	6	106	235
Loss on extinguishment of debt	—	—	—	(6,299)
Change in fair value – warrant liabilities	(38,970)	(3,685)	(25,337)	(1,988)
Tax receivable agreement expense	(32,823)	—	(32,945)	—
Total other income (expense), net	(73,201)	(4,980)	(60,989)	(10,497)
Net loss before income taxes	(41,250)	(7,341)	(21,533)	(8,061)
Income tax benefit	35,428	—	35,712	—
Net income (loss)	(5,822)	(7,341)	14,179	(8,061)
Net income (loss) attributable to noncontrolling interest	(3,841)	(6,003)	7,325	(6,593)
Net income (loss) attributable to Purple Innovation, Inc.	$(1,981)	$(1,338)	$6,854	$(1,468)
Net income (loss) per share:
Basic	$(0.07)	$(0.16)	$0.26	$(0.17)
Diluted	$(0.11)	$(0.16)	$0.26	$(0.17)
Weighted average common shares outstanding:
Basic	29,277	8,457	25,976	8,447
Diluted	53,997	8,457	55,021	8,447

PURPLE INNOVATION, INC.

 Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$(5,822)	$(7,341)	$14,179	$(8,061)
Adjustments to reconcile net income (loss) to net cash provided in operating activities:
Depreciation and amortization	2,038	852	3,816	1,574
Non-cash interest	1,416	833	2,791	1,565
Loss on extinguishment of debt	—	—	—	6,299
Loss on change in fair value - warrant liabilities	38,970	3,685	25,337	1,988
Tax receivable agreement expense	32,823	—	32,945	—
Stock-based compensation	962	6,733	1,212	6,806
Deferred income taxes	(44,007)	—	(44,007)	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	4,241	(5,156)	9,663	(14,604)
Decrease (increase) in inventories	2,291	284	7,807	(2,117)
Increase in prepaid inventory and other assets	(650)	(548)	(3,049)	(1,231)
Increase in accounts payable	14,120	3,431	903	4,610
Increase in accrued sales returns	5,212	812	4,678	544
Increase in accrued compensation	3,175	1,606	2,374	2,069
Increase (decrease) in customer prepayments	4,800	739	2,080	(2,448)
Increase in income tax payable	8,244	—	8,224	—
Increase in other accrued liabilities	4,820	4,509	3,399	5,155
Net cash provided by operating activities	72,613	10,439	72,352	2,149

Cash flows from investing activities:
Purchase of property and equipment	(3,490)	(2,204)	(8,010)	(3,136)
Investment in intangible assets	(107)	(57)	(2,435)	(121)
Net cash used in investing activities	(3,597)	(2,261)	(10,445)	(3,257)

Cash flows from financing activities:
Proceeds from related-party debt	—	—	—	10,000
Proceeds from exercise of warrants	11	—	23	—
Repurchase of stock options	—	(97)	—	(97)
Payments for debt issuance costs	—	—	—	(758)
Principal payments on capital lease obligations	(3)	(8)	(6)	(14)
Net cash provided by (used in) financing activities	8	(105)	17	9,131

Net increase in cash	69,024	8,073	61,924	8,023
Cash, beginning of the period	26,378	12,182	33,478	12,232
Cash, end of the period	$95,402	$20,255	$95,402	$20,255

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$8	$464	$22	$913
Cash paid during the period for income taxes	$9	$—	$72	$—

Supplemental schedule of non-cash investing and financing activities:
Property and equipment included in accounts payable	$142	$44	$1,025	$482
Equipment acquired through capital lease	$—	$—	$—	$350
Non-cash leasehold improvements	$—	$—	$615	$—
Accrued distributions	$4,403	$—	$4,523	$—
Tax Receivable Agreement liability	$45,266	$—	$45,266	$—
Deferred income taxes	$56,636	$—	$56,636	$—

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA and adjusted operating loss. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net income (loss) income before interest expense, other (income) expense, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to stock-based compensation expense, debt extinguishment, warrant liability, nonrecurring legal fees, interim CFO and consulting fees and severance and CEO search costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

GAAP net income (loss)	$(5,822)	$(7,341)	$14,179	$(8,061)
Interest expense	1,424	1,301	2,813	2,445
Income tax benefit	(35,428)	—	(35,712)	—
Other income, net	(16)	(6)	(106)	(235)
Depreciation and amortization	2,038	852	3,816	1,574
EBITDA	(37,804)	(5,194)	(15,010)	(4,277)
Adjustments:
Debt extinguishment and warrant liability	38,970	3,685	25,337	8,287
Stock-based compensation expense	962	6,733	1,212	6,806
Product reserve	(308)	—	500	—
Tax Receivable Agreement expense	32,823	—	32,945	—
Legal fees	377	262	608	403
Interim CFO and consulting	—	307	—	494
Severance and CEO search costs	62	389	105	411
COVID-19 related expenses	117	—	117	—
Adjusted EBITDA	$35,199	$6,182	$45,814	$12,124